Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our reports (a) dated May 17, 2016 with respect to the consolidated financial statements of Saratoga Investment Corp. and the financial statements of Saratoga Investment Corp. CLO 2013-1, Ltd. as of February 29, 2016 and February 28, 2015, and for the three years in the period ended February 29, 2016, and (b) dated October 19, 2016, with respect to the senior securities table of Saratoga Investment Corp. as of February 29, 2016, in the Registration Statement (Form N-2).

/s/ Ernst & Young LLP

New York, New York

October 19, 2016